UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_______________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 19, 2013
Date of Report (Date of earliest event reported)

The Hershey Company
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-183	23-0691590
(Commission File Number)	(IRS Employer Identification No.)

100 Crystal A Drive, Hershey, Pennsylvania 17033
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (717) 534-4200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
 [ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 [ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 [ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 [ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 1.01	Entry into a Material Definitive Agreement
On December 19, 2013, The Hershey Company (the “Company”) announced that its wholly-owned subsidiary, Hershey Netherlands B.V. (“Hershey Netherlands”), entered into a definitive agreement (“Agreement”) with Shanghai Zhaoshi Industrial Investment Co., Ltd. ("FounderCo"), Mr. Zhao Qisan ("Founder"), the Founder's two sons and Shanghai Golden Monkey Food Joint Stock Co., Ltd. (“SGM”) to acquire from the FounderCo and Founder all of the outstanding shares of SGM, a privately held confectionery company based in Shanghai, China. The Agreement was entered into on December 19, 2013.
SGM manufactures, markets and distributes Golden Monkey branded products, including candy, chocolates, protein-based products and snack foods, in China. Approximately 75 percent of SGM’s net sales are within the non-chocolate and chocolate candy segments, with the remainder concentrated in the fast growing protein-based bean products segment and other snack categories. SGM manufactures products in five cities and has more than 130 sales offices, approximately 1,700 sales representatives and about 2,000 distributors covering all regions and trade channels in China. SGM is expected to generate net sales of more than RMB 1,366 million (approximately USD 225 million) in 2013. The purchase price is equal to an enterprise value of RMB 3,543.2 million (approximately USD 584 million), of which Hershey Netherlands will pay RMB 3,021 million (approximately USD 498 million) in cash and assume net debt of RMB 522.2 million (approximately USD 86 million).
The Agreement provides that the acquisition will be completed in two stages. Eighty percent of the total outstanding shares of SGM will be acquired by Hershey Netherlands at an initial closing (“Initial Closing”) which is expected to occur in mid-2014. The remaining 20 percent of the shares of SGM will be acquired by Hershey Netherlands at a second closing (“Second Closing”) to occur on the one-year anniversary of the Initial Closing. Each stage of the transaction is subject to the parties obtaining necessary government and regulatory approvals as well as the satisfactory resolution by the parties of the terms, covenants and conditions set forth in the Agreement. Hershey Netherlands will pay RMB 2,416.8 million (approximately USD 398 million) at the Initial Closing and RMB 604.2 million (approximately USD 99.5 million) at the Second Closing.
Following the Initial Closing, SGM will operate as a standalone business in China reporting to Humberto P. Alfonso, President, International, of The Hershey Company. Several members of SGM’s senior management team, including the Founder, will continue in their current roles alongside newly appointed Hershey executives.
The above description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement which will be filed as an exhibit to The Hershey Company’s 2013 Annual Report on Form 10-K.

Safe Harbor Statement

This release contains statements that are forward-looking. These statements are made based upon current expectations that are subject to risks and uncertainties. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the Company's securities. Factors that could cause results to differ materially include, but are not limited to: the satisfaction of the conditions to the closing of the acquisition, including the ability of the parties to the Agreement to obtain and maintain the necessary government and regulatory approvals; the ability of SGM to operate its business in a manner at least as consistent with historical operations; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; risks and uncertainties related to our international operations; issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; disruption to our supply chain; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; disruptions, failures or security breaches of our information technology infrastructure; the impact of future developments related to the investigation by government regulators of alleged pricing practices by members of the confectionery industry and civil antitrust lawsuits in the United States; pension costs or funding requirements that could increase at a higher than anticipated rate; and such other matters as discussed in our Annual Report on Form 10-K for 2012. All information in this report is as of December 19, 2013. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 19, 2013

THE HERSHEY COMPANY
By: /s/ David W. Tacka
David W. Tacka Senior Vice President, Chief Financial Officer